Exhibit 10.8

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment is made and effective as of this 17th day of April 2023 (the “Effective Date”) to the fixed term Employment Agreement by and between Domtar Inc., a company duly incorporated, having an establishment at 395 De Maisonneuve Blvd. W, in Montreal, Province of Quebec H3A 1L6 (the “Company”) and Daniel Buron, a person domiciled at 861 Boissy Street, in Saint-Lambert, Province of Quebec, J4R 1K1 (the “Executive”) which ends on March 1, 2024 (the “2022 Employment Agreement”).

WITNESSETH:

WHEREAS, the Company and the Executive have entered into the 2022 Employment Agreement; and

WHEREAS, the Company is employing the Executive in a different capacity effective as of April 17, 2023;

WHEREAS, the parties desire to amend the Agreement with an effective date of April 17, 2023 (“Effective Date of the Amendment”);

WHEREAS this amendment has been approved pursuant to section 10.3 of the 2022 Employment Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties agree as follows:

1.
Paragraph 1.1 shall be deleted in its entirety and replaced with the following:

1.1
The Company hereby engages the services of the Executive to support the Chief Financial Officer of the Company as follows: (a) from the Effective Date of the Amendment through and including May 15, 2023, on an as-needed basis at the discretion of the Chief Financial Officer; and (b) from May 16, 2023, only to the extent of the unique historical knowledge of the Executive.

2.
Paragraph 2.1 shall be deleted in its entirety and replaced with the following:

2.1
The Executive shall report directly to the President and Chief Executive Officer of the Company or to the Chief Operating Officer of the Company;

3.
Paragraph 2.2 shall be deleted in its entirety.

Exhibit 10.8

4.
Paragraph 2.3 shall be deleted in its entirety and replaced with the following:

2.3 While this Employment Agreement is in effect, the Executive may be employed on a full-time or part-time basis with a company that is not a direct competitor of the Company, a direct competitor of any affiliates of the Company or a direct competitor of any entity related to the Paper Excellence group. The Company shall place no restriction on the number of boards of directors on which the Executive may serve. A “direct competitor” includes any business that designs, manufactures, markets or distributes communication, specialty and packaging papers, market pulp and/or airlaid nonwovens material as well as any management or holding company related to such business;

5.
Paragraph 2.5 shall be deleted in its entirety and replaced with the following:

2.5 The Executive agrees that he will respect his loyalty obligation pursuant to Section 2088 of the Civil Code of Québec;

6.
Paragraph 4.3.5 shall be amended as follows:

4.3.5 Unless the Executive’s insurance coverage is terminated pursuant to Section 6.1 of the Agreement, the Executive’s coverage under the Company’s medical and dental insurance policies will remain in effect for 24 months after the Term End Date at no cost to Executive. In the event that Executive obtains equivalent or better coverage elsewhere during the 24 month period, this coverage will terminate. Upon the conclusion of this 24 months of coverage, Executive will be eligible to seek coverage under the Company’s post retirement benefits plan.

7.
Paragraph 5.2.1 shall be amended as follows:

5.2.1 The Executive’s target annual bonus under the Annual Incentive Plan will be equal to 89% of his base salary, his maximum annual bonus being equal to 200% of his base salary, and the individual performance factor for the Annual Incentive Plan shall be 100%;

8.
Paragraph 6.1 shall be amended as follows:

6.1 General Benefits

Throughout the duration of this Agreement, the Executive shall be entitled to continue to participate in all employee benefit plans, practices and programs available to the Company’s senior Canadian-based employees

Exhibit 10.8

maintained by the Company and consistent with applicable law and the applicable terms of such plans and programs, to the understanding that the relevant information on these plans and programs has been provided to the Executive. However, notwithstanding the foregoing, any coverage under the Company’s short term and long term disability insurance policies cease effective on April 17, 2023 due to the applicable terms of such policies;

In the event that the Executive obtains equivalent or better insurance coverage prior to the Term End Date of this Agreement, the coverage under the Company’s insurance policies will terminate. The Executive agrees to inform the Company immediately upon obtaining other insurance coverage;

The Executive shall also receive additional financial planning and medical benefits such as they are provided to the members of the Management Committee;

9.
Paragraph 6.3 shall be deleted in its entirety and replaced with the following;

6.3 All previous unused vacation and all vacation time accumulated from April 17, 2023, shall be deemed to have been taken as of March 1, 2024;

10.
All other terms and conditions of the Agreement shall remain the same.

11.
The parties have expressly requested that this Amendment to the Employment Agreement be drafted in the English language. Les parties ont expressément requis que cet Amendement au Contrat de travail soit rédigé en anglais.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment, effective as of the date stated above.

COMPANY		EXECUTIVE
By:		By:
Name:	John D. Williams	Name:	Daniel Buron
Title:	CEO